Halozyme Contact
Robert H. Uhl
Senior Director, Investor Relations
(858) 704-8264
ruhl@halozyme.com

Halozyme Therapeutics Reports Fourth Quarter and Year End 2010 Financial Results

- Management provides guidance for net cash burn for 2011 of $47 to $52 million -

SAN DIEGO, March 11, 2011 – Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology and drug delivery markets, today reported financial results for the fourth quarter and year ended December 31, 2010.

“I am energized and excited by the performance and advancements that Halozyme delivered in 2010 as we executed on our broad clinical development strategies for our rHuPH20 technology,” stated Gregory I. Frost, Ph.D., Halozyme’s president and CEO. “Halozyme’s research pipeline is positioned to achieve value inflection points this year including the results of three Ultrafast Insulin studies and the start of additional clinical trials for PEGPH20 in pancreatic cancer and for HTI-501 to assess its potential utility in cellulite. Our alliance partners should also demonstrate substantial progress in 2011 for products that utilize our technology as Baxter has stated it expects to file a BLA for HyQ (immunoglobulin subcutaneous) and Roche has stated it plans to announce top line data from the pivotal Phase 3 trial for subcutaneous Herceptin®.”

Fourth Quarter 2010 and Recent Business Highlights

•	Halozyme began patient dosing for an Ultrafast Insulin clinical trial in type 1 diabetes patients who receive their insulin treatment with a pump. We believe the faster-in and faster-out profile of our Analog Insulin-PH20 makes it well suited to pump applications because it should allow patients greater precision in their efforts to fine tune their glucose control. Patients treated with insulin pumps represent a significant portion of the market, manage their disease aggressively, and are early adopters of new treatments and technologies.

•	Halozyme’s two Phase 2 clinical studies that compare treatment with an insulin analog alone to Analog-PH20 for twelve weeks each completed patient enrollment this past January. Results from these two studies will be available to Halozyme internally during the third quarter of 2011.

•	Roche completed patient enrollment of its Phase 3 registration study for Herceptin® SC (trastuzumab subcutaneous) in December for the treatment of HER2-positive breast cancer and has stated it expects to have results from this study by the end of 2011. In February 2011, Roche began patient dosing of the Phase 3 MabThera® SC (rituximab subcutaneous) clinical trial in patients with follicular non-Hodgkin’s lymphoma. Roche has stated it expects to file for the approval of Herceptin SC and MabThera SC in the EU during 2012.

•	Baxter completed its Phase 3 clinical trial of HyQ, immunoglobulin with rHuPH20, at the end of 2010. Baxter has stated it plans to submit a BLA filing during the second half of 2011 and to launch the product in 2012. The worldwide market for immunoglobulin totals approximately $6 billion and Baxter commands a sizeable share of the market.

Fourth Quarter and Year End 2010 Financial Results

The net loss for the fourth quarter of 2010 was $16.9 million, or $0.17 per share, compared with a net loss for the fourth quarter of 2009 of $12.7 million, or $0.14 per share. The net loss for the year ended December 31, 2010 was $53.2 million, or $0.56 per share, compared to a net loss of $58.4 million, or $0.67 per share, for the year 2009.

•	Revenue for the fourth quarter of 2010 was $3.6 million, compared to $6.4 million for the fourth quarter of 2009. Revenues under collaborative agreements for the fourth quarter of 2010 were $3.4 million, compared to $6.1 million for the fourth quarter of 2009. Revenues under collaborative agreements in the fourth quarter 2010 primarily consisted of the amortization of upfront fees received from Baxter and Roche of $705,000 and research and development reimbursements from Baxter and Roche of $2.7 million.

•	Research and development expenses for the fourth quarter of 2010 were $15.9 million, compared with $14.9 million for the fourth quarter of 2009, primarily due to an increase in manufacturing activities.

•	Selling, general and administrative expenses for the fourth quarter of 2010 were $4.6 million, compared to $4.1 million for the fourth quarter of 2009, due to separation costs associated with staff reductions.

•	Cash and cash equivalents were $83.3 million as of December 31, 2010, compared with $67.5 million as of December 31, 2009. Net cash burn for the fourth quarter of 2010 was approximately $6.6 million. Net cash burn for the twelve months of 2010, excluding the proceeds from the September 2010 financing, was approximately $44.2 million.

•	For 2011, management anticipates total operating expenses will be slightly higher than those reported for 2010, which were approximately $68 million. The increase for operating expense is expected to arise from costs associated with additional clinical trial activity. The company expects a net cash burn of $47 to $52 million for the year 2011.

Upcoming Corporate Presentation

Halozyme representatives are scheduled to present at Barclays Capital 2011 Global Healthcare Conference in Miami on March 16, 2011 at 4:45 p.m. EDT (1:45 p.m. PDT). To listen to the live webcast or a replay of the presentation, please visit the Investor Relations section of the company’s Web site at www.halozyme.com. The replay will be available for six months after the event.

Conference Call

Halozyme management will host a conference call and webcast on March 11, 2011 to discuss these topics beginning at 8:00 a.m. PST (11:00 a.m. EST). To participate via telephone, please call 877.407.8037 for domestic callers or 201.689.8037 for international callers. A telephone replay will be available beginning shortly after the end of the call by dialing 877.660.6853 from the U.S. or 201.612.7415 for international callers and using account # 367 and replay ID # 368697. The conference call will be broadcast live over the Internet at www.halozyme.com and the replay will be available on the company’s Web site for seven days.

About Halozyme Therapeutics

Halozyme Therapeutics is a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology and drug delivery markets. The company’s product portfolio is based primarily on intellectual property covering the family of human enzymes known as hyaluronidases and additional enzymes that affect the extracellular matrix. Halozyme’s Enhanze™ technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. The company has key partnerships with Roche to apply Enhanze technology to Roche’s biological therapeutics, including Herceptin® and MabThera®, and with Baxter BioScience to apply Enhanze technology to immunoglobulin. Halozyme’s Ultrafast Insulin program combines its rHuPH20 enzyme with mealtime insulins, which may produce more rapid absorption, faster action, and improved glycemic control. The product candidates in Halozyme’s pipeline target multiple areas of significant unmet medical need. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the timing and scope of our clinical trials as well as expected activities under our collaborative partnerships) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

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Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)
REVENUES:
Product sales	$200,078	$301,580	$895,518	$970,847
Revenues under collaborative agreements	3,372,446	6,142,313	12,728,597	12,700,458

Total revenues	3,572,524	6,443,893	13,624,115	13,671,305

OPERATING EXPENSES:
Cost of product sales	888,870	159,952	985,283	311,891
Research and development	15,933,029	14,850,294	51,773,504	56,614,266
Selling, general and administrative	4,634,392	4,109,845	15,122,960	15,203,408

Total operating expenses	21,456,291	19,120,091	67,881,747	72,129,565

OPERATING LOSS	(17,883,767)	(12,676,198)	(54,257,632)	(58,458,260)
OTHER INCOME (EXPENSE):
Other income (expense)	972,806	—	966,967	(3,010)
Interest income, net	17,287	11,346	49,015	100,747

Total other income, net	990,093	11,346	1,015,982	97,737

NET LOSS	$(16,893,674)	$(12,664,852)	$(53,241,650)	$(58,360,523)

Basic and diluted net loss per share	$(0.17)	$(0.14)	$(0.56)	$(0.67)

Shares used in computing basic and diluted net loss per share	100,337,075	91,488,388	94,357,695	86,700,094

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$83,255,848	$67,464,506
Accounts receivable	2,328,268	4,243,909
Inventory	193,422	1,159,551
Prepaid expenses and other assets	3,720,896	1,573,777

Total current assets	89,498,434	74,441,743
Property and equipment, net	1,846,899	2,708,016

Total Assets	$91,345,333	$77,149,759

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,820,368	$2,820,491
Accrued expenses	8,605,569	6,083,854
Deferred revenue	2,917,129	5,492,604

Total current liabilities	15,343,066	14,396,949
Deferred revenue, net of current portion	55,176,422	54,989,588
Deferred rent, net of current portion	474,389	859,833
Stockholders’ Equity:
Common stock	100,581	91,682
Additional paid-in capital	245,502,670	178,821,852
Accumulated deficit	(225,251,795)	(172,010,145)

Total stockholders’ equity	20,351,456	6,903,389

Total Liabilities and Stockholders’ Equity	$91,345,333	$77,149,759

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